Exhibit 99.1

EarthLink Names Joseph A. Wetzel as President

ATLANTA, May 6, 2010, EarthLink (NASDAQ:ELNK), one of the nation’s leading Internet service providers, today announced that Joseph M. Wetzel, who joined the company in August 2007 as Chief Operating Officer, has been appointed President of the company, effective immediately.

As President and Chief Operating Officer, Wetzel will oversee the product management and marketing organizations, which is in addition to his existing responsibilities for the operational and support functions and the company’s New Edge Networks subsidiary.

Chairman and Chief Executive Officer Rolla P. Huff commented, “Under Joe’s leadership EarthLink has established a culture of operational excellence and cost management discipline. The impact of these factors is evidenced in our financial performance and operational results. Naming Joe as President of the company both recognizes this success, and allows us to more fully leverage these capabilities across the entire organization.”

About EarthLink

“EarthLink. We revolve around youTM.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.earthlink.net.